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                                                                    Exhibit 99.1


[ONEOK LOGO]
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Financial News

August 21, 2002                              Contact:   Weldon Watson
                                                        918-588-7158


    ONEOK announces completion of debt tender offer and consent solicitation

     Tulsa, Oklahoma - ONEOK, Inc. (NYSE:OKE) today announced that it has completed its previously announced tender offer and consent solicitation for its $40,000,000 of outstanding 8.44% Senior Notes due January 31, 2004 and its $20,000,000 of outstanding 8.32% Senior Notes due July 31, 2007. The tender offer and consent solicitation each expired yesterday, August 20, 2002, at 5:00 p.m., New York City time (the "Expiration Date").

     Based on preliminary information, holders of all 8.44% Notes and 8.32% Notes tendered their Notes in the tender offer and delivered consents in the consent solicitation. The settlement of the tender offer and consent solicitation is expected to take place on August 23, 2002.

     Because all conditions to the tender offer and consent solicitation were satisfied, a holder of 8.44% Notes will receive $1,090.70 per $1,000 principal amount, excluding accrued interest, and a holder of 8.32% Notes will receive $1,052 per $1,000 principal amount, excluding accrued interest. For the 8.44% Notes, this represents $1,060.70 for each $1,000 tendered in the tender offer and a consent fee of $30 for each $1,000 principal amount of 8.44% Notes. For the 8.32% Notes, this represents $1,022 for each $1,000 tendered in the tender offer and a consent fee of $30 for each $1,000 principal amount of 8.32% Notes.

     ONEOK commenced the tender offer and consent solicitation on August 5, 2002 pursuant to the offer to purchase and consent solicitation statement. The tender offer and consent solicitation were made only by ONEOK's offer to purchase and consent solicitation statement. This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to the 8.44% Notes or 8.32% Notes. UBS Warburg LLC acted as Dealer Manager for the tender offer and consent solicitation and D.F. King & Co., Inc. acted as Information Agent.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.
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